Exhibit 2 - Form of
                                                            Employment Agreement


          AGREEMENT made this   day of        ,     , by and between LASER
MASTER INTERNATIONAL, INC., having its principal place of business at 1000 First Street Harrison, NJ 07029 (hereinafter referred to as ("EMPLOYER") and
    residing at                                         (hereinafter referred to
as "EMPLOYEE").

                              W I T N E S S E T H:
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          WHEREAS, the EMPLOYER is engaged in the business of providing industrial and commercial printing and engraving services to customers; and

          WHEREAS, the EMPLOYER is desirous of employing EMPLOYEE; and

          WHEREAS, in the opinion of the Board of Directors of EMPLOYER, the success of the business operations of the EMPLOYER is contingent upon the performance of the EMPLOYEE, and in order to ensure and provide for the terms and conditions of EMPLOYEE's employment.

          NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES AND OTHER GOOD AND VALUABLE CONSIDERATION, THE
          RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, IT IS MUTUALLY
          AGREED AS FOLLOWS:

          FIRST:         All prior understandings  and/or Agreements between the
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parties are hereby deemed superseded and incorporated into the provisions of this Agreement.

          SECOND:        The EMPLOYER does hereby employ, engage and hire the
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EMPLOYEE as                                    of EMPLOYER for a period of five
(5) years, commencing                 and terminating                .

          THIRD:         EMPLOYEE agrees that he will, at all times, faithfully,
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industriously, and to the best of his ability, experience and talent, perform all of the duties that may be required of and from him pursuant to the expressed and implicit term hereof.

          FOURTH:        The EMPLOYER shall pay to the EMPLOYEE and the EMPLOYEE
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agrees to accept from the EMPLOYER in full payment for the EMPLOYEE's services hereunder, compensation at the annual rate of $50,000 per year. EMPLOYEE will be entitled to reimbursement of all expenses incurred on behalf of EMPLOYER, so long as said expenses are approved by EMPLOYER, and that adequate receipts are provided by EMPLOYEE.

                         EMPLOYER agrees that as a part of the employment
compensation herein that within 90 days of the close of each of EMPLOYER's fiscal years that EMPLOYEE, as long as EMPLOYEE is in good standing and employed by the Company, will be entitled to receive 115,000 options to purchase 115,000 shares of Common Stock in the Company at $1.00 per share (an aggregate of 575,000 stock options over five [5] years). The options vest at the end of each calendar year.

                         EMPLOYEE will have the option of renewing his
employment contract with the EMPLOYER upon notice to the EMPLOYER 180 days from the termination of the within Employment Agreement. In the event of a renewal of the within Agreement for an additional five (5) years, then in that event, EMPLOYEE will have the option of compensation to be paid to EMPLOYEE with the same terms and conditions as the original Employment Agreement ($50,000 per annum and 115,000 options to purchase 115,000 shares of Common Stock at $1.00 per share), an aggregate of 575,000 stock options or, in the alternative, to be paid the sum of $150,000 per annum by EMPLOYER without the grant of any additional stock options.
                         EMPLOYEE understands and agrees that any bonus
compensation is at the discretion of the Board of Directors of EMPLOYER.

                         EMPLOYEE understands and agrees that the shares to be
issued will be legended shares and contain the following legend:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for these shares under the Securities Act of 1933 or an opinion of the Company's counsel that registration is not required under said Act."

                         EMPLOYER agrees that it will afford to EMPLOYEE a cost-
free piggyback right of registration for any shares awarded to EMPLOYEE under the within Agreement or, in the alternative, EMPLOYER shall have the option to transfer any of the stock options granted herein to a qualified or non-qualified stock option plan, if such a plan is adopted by EMPLOYER.

          FIFTH:         The EMPLOYEE shall devote all of his working time,
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attention, knowledge and skill solely and exclusively to the business and interest of the EMPLOYER and the EMPLOYER shall be entitled to all benefits, emoluments, profits or other issues arising from or incidental to any or all work, services and advice of the EMPLOYER, and the EMPLOYEE expressly agrees that he will not during the term hereof, be interested directly or indirectly, in any form, fashion or manner, as a partner, officer, director, stockholder, advisor, or employee in any other business similar to the business of the EMPLOYER. Nothing herein contained shall, however, limit the rights of the EMPLOYEE to own up to 5% of the capital stock or other securities of any corporation whose stock or securities are publicly owned or regularly on a public exchange or in the over-the-counter market, nor shall anything contained be deemed to prevent the EMPLOYEE from investing or limiting the EMPLOYEE's rights to invest in other business not allied with the business of the EMPLOYER, so long as EMPLOYEE continues to devote all of his working time, attention, knowledge and skill solely and exclusively to the business and interest in any way with the business of the EMPLOYER.

          SIXTH:         During the course of EMPLOYEE's employment under the
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terms and conditions of this contract, and for eighteen (18) months thereafter, the EMPLOYEE further specifically agrees that he will not, at any time, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation, in any manner whatsoever, any information of any kind, nature or description concerning any matters affecting or relating to the business of the EMPLOYER, including, without limiting the generality of the foregoing, any of its customers, its manner of operations, its plans, processes, programs, or any date of any kind, nature or description without regard to whether any or all of the foregoing matters shall be deemed confidential, material or important, that parties hereto stipulating that as between them the same are important, material, confidential and gravely affect the effective and successful conduct of the business of the EMPLOYER and its goodwill, and that any breach of the terms of this paragraph is a material breach thereof, except where the EMPLOYEE shall be acting on behalf of the EMPLOYER. EMPLOYEE understands and agrees that in the event that EMPLOYEE violates the terms and conditions as stated in the within paragraph, that he will be subject to an injunction and damages, and understands and agrees that EMPLOYER's only immediate remedy to prevent further or continued damages will be a petition for injunctive relief.

                         EMPLOYEE further understands and agrees that EMPLOYER
in entering into the within Agreement is relying upon EMPLOYEE's representation and warranty that all trade secret and other proprietary information of EMPLOYER will be kept strictly confidential by EMPLOYEE and not utilized by EMPLOYEE in any manner whatsoever other than on EMPLOYER's behalf and during the course of EMPLOYER's employment with EMPLOYER. In addition thereto, EMPLOYEE understands and agrees that EMPLOYEE may be responsible in damages as determined by a Court of competent jurisdiction, as a result of a violation of the within paragraph.

          SEVENTH:       It is expressly understood and agreed that the terms of
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this Agreement shall terminate prior to             , upon the happening of the
following events:

                         (a)  Automatically and without notice, upon the death
of the EMPLOYEE; it is also understood that EMPLOYEE's estate will be entitled to six months' salary which will be payable to his estate;

                         (b)  Persistent absenteeism on the part of the
EMPLOYEE, however, such absenteeism is not to include absenteeism as a result of ill health;

                         (c)  Deliberate and wilful failure to perform normal
services and duties required of EMPLOYEE pursuant hereto, except if the performance of such duties or services would result in a breach of EMPLOYEE's fiduciary responsibility;

                         (d)  Conviction of a felony involving moral turpitude;

                         (e)  Total or partial disability of the EMPLOYEE for a
period of four (4) consecutive months, so that he is prevented from performing a substantial part of his duties; it being further understood and agreed that any proceeds received by EMPLOYER from a policy of disability benefits insurance or any other proceeds received from any Federal, State or Municipal agency of government will be a credit to the amount of compensation paid to EMPLOYEE by EMPLOYER; and
                         (f)  Fraudulent misconduct of the EMPLOYEE.

                         (g)  In the event of a termination of the within
Employment Agreement for death or disability, EMPLOYEE will be entitled to receive a pro-rata amount of stock options pro-rated over a calendar year to the date of termination.
                         It is understood and agreed that both EMPLOYER and
EMPLOYEE agree that six months or 180 days prior to the termination of the within Employment Agreement that EMPLOYER and EMPLOYEE will conduct good faith negotiations to review the Employment Agreement for an additional term of five
(5) years.

          EIGHTH:        EMPLOYER agrees that EMPLOYEE will be entitled to all
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fringe benefits in effect by EMPLOYER, such as Blue Cross Blue Shield, Major Medical, Disability or Life Insurance Benefits which are afforded to key employees of the EMPLOYER.

          NINTH:         This Agreement contains the total and entire Agreement
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between the parties and shall, as of the effective date hereof, supersede any and all other Agreements between the parties. The parties acknowledge and agree that neither of them has made any representations that are not specifically set forth herein and each of the parties hereto acknowledge that he or it has relied upon his or its own judgment in entering into the same.

          TENTH:         The parties hereto do further agree that no waiver or
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modification of this Agreement or of any covenant, condition or limitation herein contained, shall be valid, unless in writing and duly executed by the party to be charged therewith, and that no evidence of any proceedings or litigation between either of the parties arising out of or affecting this Agreement or the rights and obligations of any party hereunder shall be valid and binding unless such waiver or modification is in writing, duly executed, and the parties further agree that the provisions of this paragraph may not be waived, except as herein set forth.

          ELEVENTH: The parties hereto agree that it is their intention and
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covenant that this Agreement and the performance hereunder shall be construed in accordance with and under the laws of the State of New York, and that the terms hereof may be enforced in any Court of competent jurisdiction in an action for specific performance which may be instituted under this Agreement.

          TWELFTH:       EMPLOYEE warrants and represents to EMPLOYER that
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EMPLOYEE has had sufficient and adequate opportunity to consult with EMPLOYEE's counsel concerning the within Agreement and is aware that EMPLOYER is relying upon the within representation concerning entering into the Agreement herein.

          THIRTEENTH:    All notices required or permitted to be
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given by either party hereunder shall be in writing and mailed by registered mail, return receipt requested, and by regular mail to the other party addressed as follows:

If to EMPLOYER at:                     Laser Master International, Inc.
                                       1000 First Street
                                       Harrison, NJ 07029

If to EMPLOYEE at:




Any notice mailed as provided above shall be deemed completed on the date of receipt, or five (5) days from the postmark on said postal receipt.

          IN WITNESS WHEREOF, the parties have hereunto set their hands and seals on the day, month and year first above written.



                                                  LASER MASTER
                                                  INTERNATIONAL, INC.

                                             By:
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